UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2014

FORMCAP CORP.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-28847 (Commission File Number)	1006772219 (IRS Employer Identification No.)

50 West Liberty Street, Suite 880 Reno, Nevada (Address of Principal Executive Offices )	89501 (Zip Code)

Registrant’s telephone number, including area code:   (775) 285-5775

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms "we", “us", “our", the “Company" refer to Formcap Corp., a Nevada corporation.

ITEM 3.02 – PRESS RELEASE

FORMCAP EXECUTES LETTER OF INTENT (FARM-IN) KANSAS PROSPECT

September 29, 2014 – Reno, NV – Formcap Corp. (“Formcap” or “the Company”) (OTCQB: FRMC) announced today that it has executed a Letter of Intent (“LOI”) to execute a Farm-in Agreement (“Farm-in Agreement”) with Rainchief Energy Inc, (“Rainchief”) Vancouver, British Columbia, within ten (10) business days from the date of this announcement. The oil & gas prospect is 100% controlled by Formcap and includes 2400 acres of prospective oil and gas leases (“The Formcap Lands”) located in Cowley County, Kansas. The Lil-Bobby #1-28, a proposed 3,300’ Mississippian well is located in the NE/4 of the SE/4 of Section 28-T30S-R6E.

Under the terms of the Proposed Farm-in Agreement Rainchief shall have the right to earn a 60% working interest in 920 acres of the Formcap Lands by paying 100% of the cost to drill, complete and equip three (3) wells to target the Mississippian Formation. Upon completion of the third and final well Rainchief will also earn a 50% interest in the balance of the Formcap Lands representing 1440 acres.

Significant quantities of oil and gas have been discovered and produced in Cowley County in recent years. The prospects for oil production are excellent with multi-zone potential for both vertical and horizontal development. In addition to the Mississippian, zones producing in this area include the Layton, Lansing-Kansas City, Bartlesville, Stalnaker and the Arbuckle. Reservoir properties are excellent with good porosity and permeability in thicker accumulations of hydrocarbons. Total depths of approximately 4,000 feet provide drilling time of approximately seven (7) days with completed wells costing about $500,000 per vertical well.

INSIDER INTEREST DISCLOSURE:

Brad Moynes, Vancouver, British Columbia, is an Officer, Director and more than 10% stock holder of both Formcap Corp and Rainchief Energy Inc. Mr. Moynes recused himself from board resolutions and the farm-in was approved by disinterested directors.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:September 29, 2014	FORMCAP CORP

	By:	/s/ Brad Moynes
Brad Moynes
Chief Executive Officer